Exhibit 23.1

The accompanying financial statements give effect to a 1-for-1.85 reverse split of the common stock of Foghorn Therapeutics Inc. which will take place prior to the effective date of this registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 1-for-1.85 reverse split of the common stock of Foghorn Therapeutics Inc. described in Note 17 to the financial statements and, assuming that from August 28, 2020 to the date of such completion, no other material events have occurred that would affect the accompanying financial statements or disclosures therein.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 18, 2020

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-249264 on Form S-1 of our report dated August 28, 2020 (October    , 2020, as to the effects of the reverse stock split described in Note 17) relating to the financial statements of Foghorn Therapeutics Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Boston, Massachusetts

October    , 2020